Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 23, 2005 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the financial statements of the Predecessor being maintained by the ASML Thermal Division), relating to the consolidated financial statements of Aviza Technology, Inc. and subsidiaries as of September 24, 2004 and September 30, 2005, the period from October 7, 2003 through September 24, 2004 and the fiscal year ended September 30, 2005, and the related statements of the Thermal Division of ASML Holding, N.V. as of October 9, 2003 (date of disposal) and the period from January 1, 2003 through October 9, 2003 appearing in the Annual Report on Form 10-K of Aviza Technology, Inc. for the fiscal year ended September 30, 2005.

/s/ Deloitte & Touche LLP
San Jose, California
December 29, 2005